UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) off The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 22, 2016

MCIG, INC.

(Exact name of registrant as specified in charter)

Nevada	333-175941	27-4439285
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2831 St. Rose Parkway, Suite 200, Henderson, NV		89052
(Address of principal executive offices)		(Zip Code)

570-778-6459

Registrant’s telephone number

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

As used in this report, the terms “Company,” “our company,” “us,” “mCig,”, “we” and “our” refer to mCig, Inc. unless the context requires otherwise

ITEM 2.01     Completion of Acquisition and Disposition of Assets

On June 22, 2016, the Company and VitaCig, Inc., entered into a Separation and Share Transfer Agreement whereby VitaCig transferred the assets and operations of the business of VitaCig, Inc., to Company in exchange for the return of 172,500,000 shares of VitaCig Common Stock to the treasury of VitaCig, Inc., and for a reduction of the amount owed to the Company in excess of $95,000.

The purchase price of VitaCig was $139,644.03 (unaudited).  The purchase price was derived from the return of stock at par value, $0.0001 ($17,250) and the reduction of outstanding balance owed of $122,394.03 in excess of the $95,000 promissory note. The following table summarizes the estimated fair values of the assets acquired and the liabilities assumed, at the date of acquisition:

June 22, 2016 (unaudited)
Current assets	$76,729
Property, plant and equipment	-
Intangible assets	1,600
Goodwill	63,315
Total assets acquired	141,644

Current liabilities	-
Long-term debt	2,000
Total liabilities assumed	2,000
Net assets acquired	$139,644

STATEMENT of OPERATIONS for Period May 1 - June 22, 2016
Sales	$133,960
Cost of Sales	63,550
Gross Profit	70,410
Operating Expenses	50,071
(Loss) from Operations	20,339
Other Income / (Expense)	-
Net (Loss)	$20,339

As a part of the acquisition the Company secured four contracts between VitaCig, Inc., and its customers with projected minimum revenue of $3.95M over the next three-year period.  The company has elected to treat the contracts as an off balance sheet transaction as the contracts identify Minimum Order Quantities (MOQ), not ‘take or pay’.

The assets of the VitaCig business has been transferred from VitaCig, Inc., a Nevada corporation to VitaCig, Inc., a Florida corporation, a wholly owned subsidiary of mCig, Inc.

ITEM 9.01 Financial Statements and Exhibits.

Exhibit No.	Description

10.1	Separation and Share Transfer Agreement

SIGNATURES Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MCIG, INC.

Date: June 27, 2016	By:	/s/ Paul Rosenberg
Paul Rosenberg, Chief Executive Officer

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